Exhibit 10.2

EXECUTION COPY

Citigroup Global Markets Inc. 390 Greenwich Street New York, New York 10013	HSBC Bank USA, N.A. 452 5th Avenue, 8th floor New York, New York 10018

Bank of America, N.A. 231 S. LaSalle St., 10th Floor Chicago, Illinois 60604	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019

UBS Loan Finance LLC c/o UBS AG, Stamford Branch 677 Washington Boulevard Stamford, Connecticut 06901	Wells Fargo Bank, N.A. 301 S. College Street Charlotte, North Carolina 28288

UBS Securities LLC 299 Park Avenue New York, New York 10171	The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, New York 10020

September 30, 2010

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

Attention:	Robert M. Falzon
Senior Vice President and Treasurer

$3 Billion Bridge Facility

COMMITMENT LETTER

Ladies and Gentlemen:

You have advised us that Prudential Financial, Inc. (the “Company”) desires to establish a $3,000,000,000 term loan bridge facility (the “Facility”), the proceeds of which would be used by the Company to finance the Acquisition (as defined in the attached Annex I (the “Term Sheet”)) and to pay related transaction costs, fees and expenses.

Upon the terms and subject to the conditions expressly set forth in Section 1 of this commitment letter and under the heading “Conditions Precedent” in the Term Sheet (this commitment letter and the Term Sheet, together with the Fee Letters referred to below, collectively, this “Commitment Letter”), (a) Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below), is pleased to inform the Company of Citi’s several, but not joint, commitment to provide $775,000,000 of the Facility; (b) Bank of America, N.A. (“Bank of America”) is pleased to inform the Company of Bank of America’s several, but not joint, commitment to provide $600,000,000 of the Facility; (c) UBS Loan Finance LLC (“UBS”)

is pleased to inform the Company of UBS’ several, but not joint, commitment to provide $600,000,000 of the Facility; (d) HSBC Bank USA, N.A. (“HSBC”) is pleased to inform the Company of HSBC’s several, but not joint, commitment to provide $300,000,000 of the Facility; (e) Barclays Bank PLC (“Barclays”) is pleased to inform the Company of Barclays’ several, but not joint, commitment to provide $250,000,000 of the Facility (f) Wells Fargo Bank, National Association (“Wells Fargo”) is pleased to inform the Company of Wells Fargo’s several, but not joint, commitment to provide $250,000,000 of the Facility; and (g) The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) is pleased to inform the Company of BTMU’s several, but not joint, commitment to provide $225,000,000 of the Facility.

For purposes of this Commitment Letter, (a) “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby; (b) “Commitment Party” means each of Citi, Bank of America, UBS, UBS Securities LLC, HSBC, Barclays, Wells Fargo and BTMU; and (c) “Lenders” means each of the Commitment Parties that is party to the Facility as a lender.

The commitment and other obligations of each Commitment Party hereunder are several and not joint. No Commitment Party is responsible for the performance of the obligations of another Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.

Section 1. Conditions Precedent. Each Commitment Party’s commitment and other obligations hereunder are subject to (a) the accuracy and completeness in all material respects of all representations that the Company makes in writing in connection with the Transactions (as defined in the Term Sheet) to the Commitment Parties and (b) the satisfaction of the other conditions precedent expressly set forth under the heading “Conditions Precedent” in the Term Sheet.

Section 2. Commitment Termination. Each Commitment Party’s commitment and other obligations set forth in this Commitment Letter will terminate on the earliest (the “Outside Closing Date”) of (a) the date the Operative Documents (as defined in the Term Sheet) become effective, (b) the date on which the Acquisition Agreement (as defined in the Term Sheet) is terminated or expires or the Borrower provides written notice to the Commitment Parties that it has abandoned its pursuit of the Acquisition (and the Borrower agrees to provide written notice of any event under this clause (b) to the Commitment Parties as promptly as practicable following the occurrence thereof); and (c) April 1, 2011, provided, that if the sole reason that the Closing Date (as defined in the Term Sheet) has not occurred is that one or more approvals required pursuant to Section 8.01(b) of the Acquisition Agreement as in effect on the date hereof have not been obtained on or prior to such date or that the Parent (as defined in the Term Sheet) requires additional time to prepare and deliver any financial statements requested by the Acquiror (as defined in the Acquisition Agreement) to be delivered by the Parent to the Acquiror pursuant to Section 5.19(b) of the Acquisition Agreement as in effect on the date hereof, and the date on which the Parent or the Acquiror may terminate the Acquisition Agreement under Section 9.01(b) of the Acquisition Agreement as in effect on the date hereof has been extended by either such party pursuant to such section to a date not beyond October 1, 2011, then the date applicable under this clause (c) shall be extended to such date. Notwithstanding the foregoing, the termination of any Commitment Party’s commitment and other obligations hereunder will not affect Sections 4 through 12, which provisions will survive any such termination.

Section 3. Titles. Citi will act as the sole administrative agent for the Facility, CGMI will act as sole lead arranger and bookrunner for the Facility, and Bank of America and UBS Securities LLC will act as co-syndication agents for the Facility. It is understood and agreed that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Facility. No additional agents, co-agents or arrangers will be appointed, no other titles awarded and no compensation (except as set forth in this Commitment Letter) will be paid, without the prior written consent of the Company and the Commitment Parties.

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Section 4. Fees. In addition to the fees described in the Term Sheet, the Company will pay the non-refundable fees set forth in the letter agreement dated the date hereof (the “Joint Fee Letter”) among the Company and the Commitment Parties and in the letter agreement dated the date hereof (the “Agency Fee Letter”, and together with the Joint Fee Letter, the “Fee Letters”) between the Company and an affiliate of CGMI. The terms of the Fee Letters are an integral part of each Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof.

Section 5. Indemnification. The Company will indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, advisors, agents and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, reasonable and documented fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case, arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party will have any liability (whether in contract, tort or otherwise) to the Company or any of its affiliates or any of their respective security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In no event, however, will any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).

The Company acknowledges that information and other materials relative to the Facility and the transactions contemplated hereby may be transmitted through IntraLinks or another similar electronic platform (the “Platform”). No Indemnified Party will be liable to the Company or any of its affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized persons of information or other materials sent through the Platform that are intercepted by such persons (except to the extent such damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct).

Section 6. Costs and Expenses. The Company will pay, or reimburse the Commitment Parties on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by any of them (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter (including without limitation, the reasonable and documented fees and expenses of (a) Milbank, Tweed, Hadley & McCloy LLP, counsel to the Agent, and (b) any regulatory counsel and a single local counsel to the Agent in any material jurisdictions, in each case retained by the Agent with the Company’s consent (such consent not to be unreasonably withheld or

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delayed)), regardless of whether any of the transactions contemplated hereby are consummated. The Company will also pay all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties (including without limitation, the reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of their respective rights and remedies under this Commitment Letter.

Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter (including, for avoidance of doubt, each Fee Letter) is for the Company’s confidential use only and that neither its existence nor its terms will be disclosed by the Company to any person other than the Company’s affiliates and its and their respective officers, directors, employees, advisors, agents and representatives (the “Company Representatives”), and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) the Company may disclose this Commitment Letter (other than the Fee Letters) to the Acquired Business and the seller thereof and their respective officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following the Company’s acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Commitment Parties as provided below, the Company may disclose and file a copy of all or any portion of this Commitment Letter including the Term Sheet (other than the Fee Letters) in any public record in which it is required by law to be filed, including, without limitation, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, and (iii) the Company may make such other public disclosures of any of the terms and conditions hereof as the Company is required by law, in the opinion of its counsel, to make. Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Company and the Company Representatives will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Facility.

Section 8. Representations and Warranties of the Company. The Company represents and warrants that (a) all information, other than Projections (as defined below), that has been or will hereafter be made available to any Commitment Party or any Lender by the Company or any Company Representatives in connection with the transactions contemplated hereby (the “Information”), as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (b) all projections, if any, that have been or will be prepared by the Company or any Company Representatives and made available to any Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are or were reasonable as of the date of the preparation of such Projections (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the Projections will be realized). If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then the Company agrees to promptly supplement, or cause to be supplemented, the Information and/or Projections from time to time so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances.

In providing this Commitment Letter and in arranging the Facility, the Commitment Parties are relying on the accuracy of the Information furnished to them by or on behalf of the Company or any Company Representatives without independent verification thereof.

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Section 9. No Third Party Reliance, Not a Fiduciary, Etc. The agreements of the Commitment Parties hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. Neither the Company nor any of the Commitment Parties may assign or delegate any of its rights or obligations hereunder without, in the case of an assignment by the Company, the Commitment Parties’ prior written consent or, in the case of an assignment by a Commitment Party, the Company’s prior written consent (such consent, in each case, not to be unreasonably withheld or delayed). This Commitment Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

The Company hereby acknowledges that each of the Commitment Parties is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Parties act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. Each of the Company and each Commitment Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that the Commitment Parties have not advised and are not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

The Company understands that each Commitment Party and its affiliates (each Commitment Party, together with its affiliates, being collectively, a “Group”) are, or may be, engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of each Group and businesses within each Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of a Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with the Company’s interests. For example, a Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of the Company or its affiliates, one or more potential bidders or other entities connected with the Facility or the transactions contemplated hereby.

In recognition of the foregoing, the Company agrees that no Group is required to restrict its activities as a result of this Commitment Letter and that each Group may undertake any business activity without further consultation with or notification to the Company. Neither this Commitment Letter nor the receipt by any Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict a Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that no Group and no member or business of a Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent with each Group’s long-standing policy to hold in confidence the affairs of its customers, no Group will use confidential information obtained from the Company except in connection with its services to, and its relationship with, the Company; provided, that each Group will be free to disclose information in any manner as required by law, regulation, regulatory authority or other applicable judicial or government order.

Section 10. Governing Law, Etc. This Commitment Letter will be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement

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between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, will be deemed to be an original and all of which, taken together, will constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier or email attachment will be as effective as delivery of an original executed counterpart of this Commitment Letter.

Section 11. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Section 12. Consent to Jurisdiction, Etc. Each of the Company and the Commitment Parties irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of venue of any such suit, action or proceeding brought in any such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to it. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Commitment Party to serve legal process in any other manner permitted by law. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party irrevocably waives such immunity in respect of its obligations under this Commitment Letter.

Section 13. Patriot Act Compliance. Each Commitment Party hereby notifies the Company that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Commitment Party to identify the Company in accordance with the Patriot Act. In that connection, each Commitment Party may also request corporate formation documents, or other forms of identification, to verify information provided.

Please indicate the Company’s acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letters and returning them, together with the fees then payable under the Joint Fee Letter, to Citigroup Global Markets Inc., c/o Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attention: William J. Mahoney (fax: (212) 822-5286 and (212) 822-5638) at or before 5:00 p.m. (New York City time) on September 30, 2010 the time at which the commitments and other obligations of each Commitment Party hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier or email attachment, please arrange for the executed original to follow by next-day courier.

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Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Authorized Signatory

BANK OF AMERICA, N.A.

By	/s/ Brady Fife
Name: Brady Fife
Title: Director

UBS LOAN FINANCE LLC

By	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Director

By	/s/ Barbara S. Wang
Name: Barbara S. Wang
Title: Director and Counsel

UBS SECURITIES LLC

By	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Director

By	/s/ Barbara S. Wang
Name: Barbara S. Wang
Title: Director and Counsel

HSBC BANK USA, N.A.

By	/s/ Jay Schwartz
Name: Jay Schwartz
Title: Managing Director

BARCLAYS BANK PLC

By	/s/ Alicia Borys
Name: Alicia Borys
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Karen Hanke
Name: Karen Hanke
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ James Brown
Name: James Brown
Title: Authorized Signatory

ACCEPTED AND AGREED
on September 30, 2010:

PRUDENTIAL FINANCIAL, INC.

By	/s/ Robert M. Falzon
Name: Robert M. Falzon
Title: Senior Vice President and Treasurer

ANNEX I

PRUDENTIAL FINANCIAL, INC.

Summary of Bridge Facility

This Summary outlines certain terms of the Bridge Facility (as defined below) arranged by Citigroup Global Markets Inc. in connection with the financing of a portion of the consideration for the acquisition (the “Acquisition”) by Prudential Financial, Inc., directly or indirectly through one or more subsidiaries, of AIG Star Life Insurance Co., Ltd. (“AIG Star”), AIG Edison Life Insurance Company (“AIG Edison”), AIG Financial Assurance Japan K.K. and AIG Edison Service Co., Ltd. (together with their respective subsidiaries that are being transferred in connection with the Acquisition, the “Acquired Business”) pursuant to the Stock Purchase Agreement dated as of September 30, 2010 between American International Group, Inc. (the “Parent) and Prudential Financial, Inc. (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”). The Acquisition, the execution and delivery of the Bridge Facility and the other transactions contemplated hereby are referred to herein collectively as the “Transactions”. The commitment letter dated September 30, 2010 to which this Summary (this “Term Sheet”) is attached is referred to as the “Commitment Letter”.

Borrower:	Prudential Financial, Inc., a New Jersey corporation (the “Borrower”).

Amount and Type of Facility:	$3,000,000,000 unsecured term loan bridge facility (the “Bridge Facility”), subject to reductions as set forth under the heading “Mandatory Prepayments and Commitment Reductions”.

Purpose/Use of Proceeds:	The proceeds of the Bridge Facility will be used to fund, in part, the Acquisition (including paying Transaction expenses in connection with the Acquisition).

Administrative Agent:	An affiliate of Citigroup Global Markets Inc. (“CGMI”) (in such capacity, the “Agent”).

Lead Arranger and Bookrunner:	CGMI (in such capacity, the “Lead Arranger”).

Co-Syndication Agents:	Bank of America, N.A. and UBS Securities LLC.

Lenders:	Citi, Bank of America, N.A., UBS Loan Finance LLC, HSBC Bank USA, N.A., Barclays Bank PLC, Wells Fargo Bank, National Association, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. For purposes of this Term Sheet, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any other affiliate as may be appropriate to consummate the transactions contemplated hereby.

Closing Date:	The date of execution of definitive loan documents for the Bridge Facility and satisfaction or waiver of all of the applicable conditions set forth under the heading “Conditions Precedent” (the “Closing Date”), which shall occur on or before the Outside Closing Date (as defined in the Commitment Letter).

Availability:	Amounts available under the Bridge Facility shall be borrowed in a single draw on the Closing Date. Any portion of the commitments under the Bridge Facility that is not drawn on the Closing Date will automatically terminate.

Maturity:	All amounts outstanding under the Bridge Facility will be due and payable 364 days after the Closing Date.

Amortization:	No amortization will be required with respect to the Bridge Facility.

Optional Prepayments:	Loans may be prepaid without penalty, on same day notice for Base Rate loans and 3 business days’ notice for Eurodollar Rate loans, in minimum amounts of $25,000,000 and increments of $1,000,000 in excess thereof. The Borrower will bear all costs related to the prepayment of Eurodollar Rate loans prior to the last day of the Interest Period thereof. Once prepaid, loans may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:	The following mandatory prepayments (or, from and after the date of the Commitment Letter and prior to the Closing Date, mandatory commitment reductions) will be required under the Bridge Facility:

1)      Incurrence of Indebtedness: Prepayments or reductions in commitments, as applicable, in an amount equal to 100% of the net cash proceeds received by the Borrower or its subsidiaries from the incurrence of any indebtedness constituting Permanent Financing (as defined below).

2)      Equity Offerings: Prepayments or reductions in commitments, as applicable, in an amount equal to 100% of the net cash proceeds received by the Borrower or its subsidiaries from the issuance or sale of equity interests constituting Permanent Financing.

3)      Asset Sales: Prepayments or reductions in commitments, as applicable, in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (including the receipt of insurance or condemnation proceeds), in each case to the extent not used or committed to be used for restoration or repair of assets giving rise to the receipt of such proceeds within 180 days thereof, other than sales in the ordinary course of business and subject to other exceptions to be agreed.

For purposes hereof, “Permanent Financing” means:

(a) any loans, debt facilities, debt securities or other debt for borrowed money incurred or issued by the Borrower or any of its subsidiaries from and after the date of the Commitment Letter, other than (i) borrowings under the Revolving Credit Facilities or other revolving credit facilities or lines of credit in existence on the date of the Commitment Letter, (ii) borrowings under revolving credit facilities entered into after the date of the Commitment Letter for the purpose of funding working capital requirements of the Borrower or its subsidiaries; (iii) the following indebtedness incurred in the ordinary course of business: (I) issuances under the funding agreement-backed medium term note program of The Prudential Insurance Company of America; (II) issuances of guaranteed investment contracts or funding agreements by an insurance subsidiary, (III) issuances of commercial paper by the Borrower or by Prudential Funding, LLC; (IV) borrowings by any insurance subsidiary from the Federal Home Loan Banks; (V) securities offerings and credit facilities entered into to finance AXXX/XXX reserves and similar reserve financing securities offerings and credit facilities; (VI) notes issued under the Borrower’s retail medium-term notes program, including the InterNotes® program; (VII) proceeds from repurchase agreements, securities lending transactions or similar arrangements; and (VIII) non-recourse indebtedness incurred by or on behalf of an insurance company separate account or any fund; and (iv) other indebtedness incurred in the ordinary course of business to be mutually agreed; and

(b) any equity securities or other equity interests issued by the Borrower or any of its subsidiaries from and after the date of the Commitment Letter, other than the issuance of equity pursuant to (i) employee or director stock plans and other similar arrangements in the ordinary course of business and (ii) securities outstanding on the date of the Commitment Letter that are convertible into or exchangeable for or otherwise require the issuance of equity interests.

Security:	The Bridge Facility will be unsecured.

Interest Rates and Fees:	See Annex I-A.

Interest Payments:	At the end of each Interest Period for each loan, but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate loans and a 360-day basis for Eurodollar Rate loans.

Loan Documentation:	The Operative Documents (as defined below) will contain representations and warranties, covenants, events of default and other provisions, which will be substantially similar to the terms of (i) the Five-Year Credit Agreement dated as of December 11, 2006 among the Borrower, The Prudential Insurance Company of America (“PICA”), Prudential Funding, LLC (“Funding”), the banks party thereto and JPMorgan Chase Bank, N.A., as amended, and (ii) the Five-Year Credit Agreement dated as of May 24, 2007 among the Borrower, PICA, Funding, the banks party thereto and Citicorp USA

Inc., as amended (collectively, the “Revolving Credit Facilities”), except to the extent described herein, including, without limitation, those provisions noted below.

Notwithstanding anything in the Commitment Letter, the Operative Documents or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the terms of the Operative Documents shall be in a form such that they do not impair the availability of the loans under the Bridge Facility on the Closing Date if the conditions set forth in Section 1 of the Commitment Letter and under “Conditions Precedent” below are satisfied.

Conditions Precedent:	The closing of the Bridge Facility and the making of the loans thereunder will be subject to the satisfaction of the following conditions precedent:

1)      The negotiation, execution and delivery of definitive documentation for the Bridge Facility (the “Operative Documents”) reasonably satisfactory to the Agent and the Lenders consistent with the Commitment Letter and this Term Sheet and receipt by the Lenders of customary legal opinions, other customary closing documents, a written borrowing notice and, at least five business days prior to the Closing Date, (to the extent requested by any Lender) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation the USA PATRIOT Act).

2)      There shall not have occurred an Acquired Business Material Adverse Effect (as defined below) since March 31, 2010.

“Acquired Business Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, that (a) is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part, after the date of the Acquisition Agreement, (i) (A) changes in conditions in the Japanese, the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in political conditions generally of Japan, the United States or any other country or jurisdiction in which any of the Companies or any of the Transferred Subsidiaries operates or (C) changes that are the result of business, economic or market conditions generally affecting any of the industries in which the Companies and the Transferred Subsidiaries operate, (ii) the public disclosure of the transactions contemplated by the Transaction Agreements, (iii) the identity of the Acquiror or its Affiliates, (iv) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to the Transaction Agreements, (vi) actions or omissions taken by the Parent with the Acquiror’s written consent, given in accordance with the notice procedures set forth in Section 11.02 of the Acquisition Agreement and consented to by the Lenders (such consent not to be unreasonably withheld), (vii) actions taken by the Acquiror or its Affiliates with respect to the transactions contemplated by the Transaction Agreements, if consented to by the Lenders (such consent not to be unreasonably withheld), (viii) hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (ix) any failure by any of the Companies or any of the Transferred Subsidiaries to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided, that the underlying causes of such failure will not be excluded from the determination of an Acquired Business Material Adverse Effect by virtue of this clause, and (x) any effect that is cured by the Parent or its Affiliates prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i) and (a)(viii) is materially disproportionately adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which the Companies and the Transferred Subsidiaries operate or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Parent or any Affiliate of the Parent to perform its respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, neither (1) any change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of the Parent or any of its Affiliates (other than the Companies and the Transferred Subsidiaries), in and of itself, or (2) any Bankruptcy Event involving the Parent or any of its Affiliates (other than the Companies or any of the Transferred Subsidiaries), in and of itself (any of the events referred to in the foregoing clauses (1) and (2), a “Parent Event”), shall be deemed, in and of itself, to constitute an Acquired Business Material Adverse Effect, except to the extent that such Parent Event (or the underlying cause of such Parent Event) (x) materially adversely affects the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies and the Transferred Subsidiaries, taken as a whole, or (y) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Parent, the Sellers or any or their respective Affiliates to perform their respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. Capitalized terms used in this definition and not otherwise defined herein have the meanings set forth in the Acquisition Agreement as in effect on the date of the Commitment Letter.

3)      Delivery of (a) in the case of the Borrower, (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (a)(i) of this paragraph as to which such financial statements are available; and (b) in the case of the Acquired Business, but only to the extent delivered to the Borrower pursuant to the Acquisition Agreement, (i) the annual statutory statements of each of AIG Star and AIG Edison for the years ended March 31, 2010 and 2009 referred to in Section 3.06(a) of the Acquisition Agreement, (ii) the financial statements of other entities within the Acquired Business referred to in Section 3.06(b) of the Acquisition Agreement and (iii) interim financial statements of AIG Star, AIG Edison and/or other entities within the Acquired Business for each fiscal period ended subsequent to the date of the latest financial statements delivered pursuant to clause (b)(i) or (ii) of this paragraph.

4)      The Acquisition Agreement shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders, without the prior consent of the Lenders (such consent not to be unreasonably withheld or delayed), provided, that in the case of any amendment or modification to the Acquisition Agreement which increases or decreases the aggregate Acquisition consideration contemplated by the Acquisition Agreement as in effect on the date of the Commitment Letter (the “Purchase Price”), the consent of the Lenders shall be required with respect thereto unless the Purchase Price increases or decreases by less than 10% from the amount set forth in the Acquisition Agreement in effect on the date of the Commitment Letter; and provided, further, for the avoidance of doubt, that the foregoing is not intended to apply to any adjustments to the Purchase Price that are expressly contemplated by the Acquisition Agreement as in effect on the date of the Commitment Letter. The Acquisition shall be consummated substantially concurrently with the closing under the Bridge Facility in accordance with the Acquisition Agreement and in compliance with applicable law and regulatory approvals. The Borrower’s cash on hand, together with (i) cash on hand of any subsidiary of the Borrower (and such entity’s subsidiaries) that is acquiring all or a portion of the Acquired Business and (ii) the proceeds of the loans under the Bridge Facility and any Permanent Financing effected on or prior to the Closing Date, will be sufficient to consummate the Acquisition and the other transactions contemplated hereby and to pay all related fees, commissions and expenses.

5)      All of the representations and warranties in the loan documents for the Bridge Facility shall be true and correct, before and after giving effect to the Transactions; provided, that, for the avoidance of doubt, the only representations and warranties with respect to the Acquired Business the accuracy of which shall be a condition precedent to closing shall be the Specified Representations. For purposes hereof, “Specified Representations” means those representations and warranties set forth in the Acquisition Agreement as in effect on the Closing Date the accuracy of which (subject to applicable materiality qualifiers) is a condition precedent to the obligation of the Borrower or a subsidiary thereof to consummate the Acquisition.

6) No default or event of default under the Bridge Facility shall have occurred and be continuing or would result from the loans on the Closing Date or the application of the proceeds thereof.

7)      Payment by the Borrower of all fees and expenses of the Lead Arranger, the Lenders and the Agent required to be paid or reimbursed by the Borrower in connection with the Bridge Facility and the Commitment Letter, including the reasonable fees and expenses of the Agent’s Counsel (as defined below), in connection therewith (to the extent such fees and expenses are due on or prior to the Closing Date and statements for such fees and expenses have been delivered to the Borrower no later than two business days prior to the Closing Date).

Representations and Warranties:	Substantially the same as the representations and warranties set forth in the Revolving Credit Facilities (but excluding the material adverse change and litigation representations contained in Sections 4.04(e) and 4.05, respectively, of the Revolving Credit Facilities).

Financial Covenants:	The same as the financial covenants set forth in the Revolving Credit Facilities.

Affirmative and Negative Covenants:	Substantially the same as the covenants set forth in the Revolving Credit Facilities, except that (a) there shall be added restrictions on (i) loans, acquisitions, joint ventures and other investments by the Borrower or any of its subsidiaries in excess of $500,000,000 in the aggregate during the term of the Bridge Facility, other than transactions in the ordinary course of business (including transactions between the Borrower and its subsidiaries) and subject to other exceptions to be agreed; and (ii) restricted payments (including dividends and share repurchases and redemptions) by the Borrower, other than (x) the Borrower’s scheduled periodic ordinary cash dividends (including increases to such dividends that are consistent with historical practice), (y) dividends payable in common stock and (z) share repurchases and redemptions pursuant to employee or director stock plans and other similar arrangements in the ordinary course of business, and subject to other exceptions to be agreed; and (b) the use of proceeds of the loans under the Bridge Facility shall be limited as described under the heading “Purpose/Use of Proceeds” above.

Events of Default:	Substantially the same as the events of default set forth in the Revolving Credit Facilities.

Other:	The loan documents will include without limitation:

1)      Indemnification of the Agent and Lenders and their respective affiliates, officers, directors, employees, agents and advisors for any liabilities and expenses arising out of the Bridge Facility or the use or proposed use of proceeds.

2) Waiver of consequential damages.

3) Normal agency, set-off and sharing language.

4)      Majority Lenders defined as those holding greater than 50% of outstanding loans or, if none, commitments. The consent of all or affected Lenders will be required to reduce the amount or extend the maturity of any loan, reduce interest or any fees or extend any due date thereof, increase the amount or extend the expiration date of any Lender’s commitment, modify the pro rata sharing of payments provisions or reduce the percentage of Lenders required to take action under the loan documents.

Assignments and Participations:	Each Lender will have the right to assign to one or more eligible assignees all or a portion of its rights and obligations under the loan documents, with the consent, not to be unreasonably withheld, of the Agent and the Borrower (subject to the same exceptions for consents to assignments as provided in the Revolving Credit Facilities). Minimum aggregate assignment levels will be $5,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment (other than the Borrower) will pay to the Agent an administrative fee of $3,500.

Each Lender will also have the right, without the consent of the Borrower or the Agent, to assign (i) as security, all or part of its rights under the loan documents, including any assignment to a Federal Reserve Bank and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the loan documents to any of its affiliates.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to substantially the same restrictions on the participants’ voting rights as those in the Revolving Credit Facilities.

Yield Protection, Taxes, and Other Deductions:

1)      The loan documents will contain yield protection provisions, protecting the Lenders in the event of unavailability of funding, funding losses, and reserve and capital adequacy requirements, that are substantially the same as those in the Revolving Credit Facilities.

2) Tax protections: Substantially the same as those in the Revolving Credit Facilities.

The Borrower will have the right to replace any Lender which requests reimbursements for amounts owing under (1) and (2) above, provided, that (i) no Default or Event of Default has occurred and is continuing, (ii) the Borrower has satisfied all of its obligations under the Bridge Facility relating to such Lender, (iii) any replacement Lender is acceptable to the Agent and (iv) the Borrower has paid the Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Governing Law:	State of New York.

Counsel to the Agent:	Milbank, Tweed, Hadley & McCloy LLP (the “Agent’s Counsel”).

Expenses:	The Borrower will reimburse the Lead Arranger and the Agent for all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and expenses of the Agent’s Counsel and other counsel to the Agent engaged pursuant to the Commitment Letter) incurred by them in the negotiation, execution and closing of the Bridge Facility. Such expenses will be reimbursed by the Borrower upon presentation of a statement of account, regardless of whether the transaction contemplated is actually completed or the loan documents are signed.

Submission to Jurisdiction:	Each of the parties will submit to the exclusive jurisdiction of the courts of the State of New York in connection with disputes that may arise in connection with the Bridge Facility.

ANNEX I-A

PRUDENTIAL FINANCIAL, INC.

Interest and Certain Fees

Interest Rates:	At the Borrower’s option, loans made under the Bridge Facility will be available at the rates and for the Interest Periods stated below:

1)      Base Rate: a fluctuating rate equal to Citibank, N.A.’s Base Rate (defined as the greatest of (a) Citibank, N.A.’s publicly announced prime rate, (b) the federal funds rate plus 0.50% and (c) one-month LIBOR plus 1.00%) plus the Applicable Margin (as determined below).

2) Eurodollar Rate: a periodic fixed rate equal to LIBOR plus the Applicable Margin (as determined below).

The Eurodollar Rate will be fixed for Interest Periods of 1, 2, 3 or 6 months at the Borrower’s option.

The Applicable Margin will be a percentage per annum determined as of any date by reference to the pricing grid attached hereto as Annex I-A-1. If the loans under the Bridge Facility are not repaid in whole within three months following the Closing Date, the Applicable Margin shall increase by 0.50% at the end of such three-month period and will increase by an additional 0.50% at the end of each three-month period thereafter.

Interest Payments:	At the end of each Interest Period for each loan, but no less frequently than quarterly. Interest will be computed on a 365/366-day basis for Base Rate loans and a 360-day basis for Eurodollar Rate loans.

Duration Fee:

The Borrower shall pay a duration fee, for the ratable benefit of each Lender, on the dates set forth below, equal to percentage set forth opposite such date times the then outstanding principal amount of the loans under the Bridge Facility held by such Lender:

1)      90 days after the Closing Date: 0.50%

2)      180 days after the Closing Date: 1.00%

3)      270 days after the Closing Date: 1.50%

Administrative Agency Fee:	As agreed between the Agent and the Borrower.

Default Interest	At any time when the Borrower is in default in the payment of any amount of principal due under the Bridge Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate loans.

ANNEX I-A-1

Pricing Grid

Prudential Financial, Inc.

Bridge Facility

S&P / Moody’s rating of senior, unsecured, non-credit enhanced long-term debt rating of Borrower	Eurodollar Rate Margin	Base Rate Margin
A or A2 or higher	1.50%	0.50%
A- or A3	1.75%	0.75%
BBB+ or Baa1	2.00%	1.00%
BBB or Baa2	2.25%	1.25%
BBB- or Baa3 or lower	2.50%	1.50%

Changes in the Applicable Margins will become effective on the date of the announcement or publication of any change in the rating described above (or, in the absence of such announcement or publication, on the effective date of such change). The relevant Applicable Margin will be based on the higher of the S&P or Moody’s rating, except that in the event such ratings by S&P or Moody’s vary by more than one rating level, the Applicable Margins shall be determined based upon the rating that is one rating lower than the higher of the two actual ratings. If neither S&P nor Moody’s shall publish such a rating for the Borrower, the ratings of such ratings agencies shall be deemed to be in the lowest rating level above.